Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

M3-Brigade Acquisition III Corp.

New York, New York

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement/Proxy Statement on Form F-4 of our report dated March 31, 2023, relating to the financial statements of M3-Bridage Acquisition III Corp. which is contained in that proxy statement/prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus.

/s/ BDO USA, P.A.

New York, New York

August 7, 2023